                                                                      Exhibit 99

CONTACTS:

Becky Yeamans, Juno Investor Relations
(212) 597-9274 or ir@support.juno.com

Gary Baker, Juno Public Relations
(212) 597-9005 or pr@support.juno.com


JUNO REPORTS RECORD ANNUAL AND FOURTH-QUARTER RESULTS

*119% YEAR-OVER-YEAR INCREASE IN ANNUAL REVENUES

*SUBSCRIBER BASE GROWS TO 14.2 MILLION REGISTERED, 4.0 MILLION ACTIVE

*QUARTERLY NET LOSS NARROWS TO LESS THAN HALF OF Q3 FIGURE


NEW YORK, NY (January 25, 2001) -- Juno Online Services, Inc. (Nasdaq: JWEB), one of the nation's largest Internet access providers, today reported record annual revenues of $114.0 million for the year ended December 31, 2000, more than double the $52.0 million in annual revenues reported for 1999. Fourth-quarter revenues totaled $30.3 million in 2000, an increase of 67.8% over revenues reported for the fourth quarter of 1999. Juno derives revenue from subscription fees it charges for its premium Web access services, from the sale of advertising, and from various forms of electronic commerce.

Despite substantial reductions in expenditures for subscriber acquisition in the second half of 2000, Juno's subscriber base continued to show significant growth. Juno's base of active subscribers increased to 4.0 million in the month of December 2000, up from 3.7 million in September 2000 and 2.4 million in December 1999. Juno's total registered subscriber base grew to 14.2 million at December 31, 2000, up from 12.8 million at September 30, 2000 and 8.1 million at December 31, 1999.

Juno's BILLABLE subscriber base also continued to grow, reaching 842,000 as of December 31, 2000, up from 750,000 as of September 30, 2000 and 550,000 as of December 31, 1999. The net increase of 92,000 during the fourth quarter represents more than four times the billable subscriber growth the company reported for the third quarter. Migrations from Juno's free basic service to its billable premium services, which accounted for most of the growth in the fourth quarter, increased following the company's adoption of measures designed in part to encourage heavier users of the free service to modify their usage patterns or upgrade to a billable service. While these measures are expected to result in a certain amount of subscriber attrition from the free service, management believes they are also responsible for a significant portion of the recent increase in migration to Juno's billable services.

Juno reduced its quarterly net loss by 61% in the fourth quarter, to $11.6 million ($0.29 per share), down from $29.3 million ($0.75 per share) in the third quarter of 2000. Cash losses, as reflected by the company's EBITDA (earnings before interest, taxes, depreciation, and amortization), were even lower, totaling $9.5 million ($0.24 per share) for the fourth quarter. The improvement in Juno's bottom line came as the company continued to execute on its plan to reduce firmwide expenses. In particular, Juno reduced its expenditures for subscriber acquisition to $8.7 million in the fourth quarter of 2000, down from $24.9 million in the third quarter. The company also continued to benefit from reductions in its effective telecommunications rates, and began to benefit from the cost savings associated with the measures it undertook to reduce the disproportionate consumption of resources by the heavier users of its free service. (As previously reported, internal statistics collected in late 2000 showed that 5% of the users of Juno's free service accounted for more than 50% of the hours the service was used to access the Web.)

At December 31, 2000, the company had approximately $56 million in cash and cash equivalents, an amount management currently projects should be more than adequate to fund Juno's operations until the business becomes cash-flow positive.

"We are very proud of our fourth-quarter results, which we believe provide evidence of certain economic advantages our business model offers within the current market environment," said Charles Ardai, Juno's president and chief executive officer. "We believe it is particularly noteworthy that we were able to significantly expand both our active and billable subscriber bases while cutting our subscriber acquisition expenses by nearly a factor of three. Our well-established, multi-tiered service offerings and our ability to cost-effectively upsell billable services to our free subscribers allowed us, among other things, to take advantage of the withdrawal of various competitors from the Internet access market in order to achieve low-cost growth in both our subscriber base and our billable service revenues."

In 2000, approximately 65% of Juno's revenue came from billable services, while the remaining 35% came from various forms of advertising sales and electronic commerce. This balance shifted increasingly toward billable services over the second half of the year, and the company currently expects this shift to continue in 2001. While overall revenue is expected to decline in the first quarter of 2001 as compared to the fourth quarter of 2000 due to a reduction in revenue from advertising sales, the company's net loss is expected to come down as well, improving modestly in the first quarter and more significantly in later quarters. The company's ANNUAL net loss for 2001 is expected to improve dramatically as compared to 2000, to a total of between $10 million and $25 million for the full year, on total revenues for 2001 of between $100 million and $120 million.

Juno's billable service revenues totaled $73.9 million in 2000, up from $34.5 million in 1999. Fourth-quarter billable service revenues were $19.8 million, up 52.0% compared with the fourth quarter of 1999 and up 4.3% sequentially as compared with the third quarter of 2000. Management is currently projecting a modest increase in billable service revenues during the first quarter of 2001, attributable in large part to initial upward migration (which is unlikely to continue at recent levels on an ongoing basis) associated with the measures implemented by the company in December to address resource consumption by heavier users. Additionally, the company is currently evaluating the desirability of reducing the extent of discounted promotional pricing for its billable services. To the extent such reductions were ultimately to be implemented, they might be expected to strengthen billable service margin and benefit the firm's bottom line while resulting in a lower billable subscriber count than would be observed in the absence of such changes.

Revenue from advertising and transaction fees and from direct product sales totaled $40.1 million on a combined basis in 2000, up from $17.5 million in 1999. In the fourth quarter of 2000, such revenues totaled

$10.5 million, more than double the $5.0 million posted in the year-ago quarter but approximately 6.0% lower than in the third quarter of 2000, reflecting industry-wide softness in the demand for Internet advertising. In light of current trends in the Internet advertising market and its own experience over the past quarter, the company expects advertising revenues to decline substantially further in the first quarter of 2001, and believes such revenues are unlikely to increase on a quarterly basis for the remainder of the year. Drawing on the flexibility associated with its multiple revenue streams and tiered service levels, the company currently plans to respond to current softness in the online advertising market by reducing its reliance on advertising revenue and increasing its focus on other revenue sources over the coming year.

Cost of revenues improved sequentially as a percentage of total revenues, to 47.0% in the quarter ended December 31, 2000, as compared with 47.7% in the quarter ended September 30, 2000. Cost of revenues for billable services improved in relation to corresponding revenues as the company's average telecommunications rates continued to decline and as further cost efficiencies were achieved in customer relationship management operations, offset by a slight decrease in the average monthly subscription fees realized per billable subscriber. The improvement in the costs of advertising and transaction fees as a percentage of related revenues was also largely due to declines in telecommunications rates.

Operations, free service expenses declined to $10.9 million in the fourth quarter, down from $11.8 million in the third quarter. This improvement occurred despite the continued expansion of Juno's active free subscriber base, due in part to a decline of approximately 14% in the company's telecommunications rates compared with the third quarter. Additionally, average monthly connection time per free subscriber declined by 2.4% in the fourth quarter as compared with the third quarter, a result attributable at least in part to the measures implemented in December to address resource consumption by heavier users. Operations, free service expenses and the portion of cost of revenues that is associated with the free service averaged approximately $1.38 per active free subscriber per month on a combined basis in the fourth quarter, down from approximately $1.65 per month in the third quarter. This per-subscriber cost is substantially lower than Juno's management has seen reported by most other Internet access providers. Juno believes its cost advantage to be due in part to the use of its patented offline technology to minimize connection time per subscriber while preserving the revenue opportunity associated with offline usage hours.

Revenues associated with free service subscribers averaged approximately $0.95 per active free subscriber per month in the fourth quarter, down from approximately $1.10 per subscriber per month in the third quarter, principally due to the widely reported softness in the Internet advertising market. This ongoing softness is reflected in an increase in uncollectible receivables, the reduction or cancellation of certain advertising contracts, and a decline of the company's backlog of such contracts to about $12 million at the end of the fourth quarter from about $28 million at the end of the third quarter. The effect on Juno's advertising revenues of the decline in the Internet advertising market is heightened by the fact that most of Juno's advertisers are themselves Internet-related companies. Juno believes it is likely that revenues associated with the free service will continue to decline over the coming quarters, and is thus taking steps to reduce expenses associated with providing the free service, with a particular focus on telecommunications costs. The full impact of these steps will probably not be realized for several quarters, and management currently expects revenues associated with the free service to continue to be exceeded for some time by the sum of the expenses reported on the Operations, free service line and the portion of the cost of revenues line associated with the free service.

As planned, Juno reduced its operating expenses substantially in the fourth quarter, and the company expects to reduce such expenses significantly further in 2001, driven primarily by ongoing reductions in telecommunications costs and subscriber acquisition expenditures, and to a lesser extent, by such factors as increased utilization of the company's India office and selected personnel and overhead reductions associated with the company's evolving business focus.

"Juno's multiple revenue sources, adaptive approach to subscriber acquisition, and ability to cost-effectively upsell free subscribers to billable services have allowed us to shift the balance of our revenue streams and significantly drive down operating expenses in response to changing market conditions," said Ardai. "We expect that the positive effects of such adaptive changes on our bottom-line performance will continue over the coming months, thus adding to the preliminary evidence we have presented this quarter regarding the competitive advantages associated with Juno's business model and the strength of the company's prospects for future profitability."


ABOUT JUNO

Juno Online Services, Inc. is one of the nation's leading Internet access providers, with 14.2 million total registered subscribers as of December 31, 2000 and 4.0 million active subscribers during that month.

Founded in 1995, Juno provides multiple levels of service, including free basic Internet access, billable premium dial-up service, and (in certain markets) high-speed broadband access. The company's revenues are derived primarily from the subscription fees charged for its billable premium services, from the sale of advertising, and from various forms of electronic commerce.

For more information about Juno, visit www.juno.com/corp. To get a copy of the Juno software, go to www.juno.com or call 1-800-TRY-JUNO.


STATEMENTS IN THIS PRESS RELEASE REGARDING JUNO ONLINE SERVICES, INC. THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE SUCH STATEMENTS TO DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. ANY SUCH FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE JUNO'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN A FORWARD-LOOKING STATEMENT: LIMITED HISTORY OF OFFERING JUNO'S BILLABLE PREMIUM SERVICES AND FREE BASIC SERVICE IN ITS CURRENT FORM; HISTORY OF LOSSES; FAILURE TO RETAIN OR GROW JUNO'S SUBSCRIBER BASE; INCREASING COMPETITION FROM EXISTING OR NEW COMPETITORS; INABILITY TO SUSTAIN CURRENT LEVELS OF SUBSCRIBER ACQUISITION OR RETENTION; INABILITY TO SUCCESSFULLY MIGRATE FREE SUBSCRIBERS TO, OR TO RETAIN SUBSCRIBERS IN, JUNO'S BILLABLE PREMIUM SERVICES; RAPID TECHNOLOGICAL CHANGE; POSSIBLE UNAVAILABILITY OF FINANCING AS AND IF NEEDED; DECREASES IN THE POPULARITY OF THE INTERNET AMONG CONSUMERS OR AS AN ADVERTISING MEDIUM; DEPENDENCE ON A LIMITED NUMBER OF PARTNERS AND VENDORS FOR THE PROVISION AND ROLL-OUT OF THE JUNO EXPRESS BROADBAND SERVICE; POSSIBLE INDUSTRY CONSOLIDATION; AND POTENTIAL FLUCTUATIONS IN QUARTERLY AND ANNUAL RESULTS. THIS LIST

IS INTENDED TO IDENTIFY ONLY CERTAIN OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER. READERS ARE REFERRED TO THE REPORTS AND DOCUMENTS FILED BY JUNO WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE QUARTERLY REPORT ON FORM 10-Q FILED NOVEMBER 14, 2000 AND THE REGISTRATION STATEMENTS ON FORM S-3 FILED ON NOVEMBER 28, 2000, AS SUBSEQUENTLY AMENDED, FOR A DISCUSSION OF THESE AND OTHER IMPORTANT RISK FACTORS.

"EBITDA" IS NOT A MEASUREMENT OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO NET LOSS. EBITDA EXCLUDES INTEREST, TAXES, AND NON-CASH EXPENSES SUCH AS DEPRECIATION, AMORTIZATION, AND CHARGES FOR STOCK-BASED SUBSCRIBER ACQUISITION.

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                      THREE MONTHS              YEAR ENDED
                                                   ENDED DECEMBER 31,           DECEMBER 31,
                                                    2000         1999         2000         1999
                                                 ---------    ---------    ---------    ---------
                                                 (UNAUDITED) (UNAUDITED)
Revenues:
  Billable services ..........................   $  19,784    $  13,016    $  73,911    $  34,545
  Advertising and transaction fee.............      10,509        4,327       38,708       12,662
  Direct product sales .......................          --          712        1,419        4,794
                                                 ---------    ---------    ---------    ---------
   Total revenues ............................      30,293       18,055      114,038       52,001
                                                 ---------    ---------    ---------    ---------
Cost of revenues:
  Billable services ..........................      12,297        8,831       49,024       24,950
  Advertising and transaction fees ...........       1,929        1,313        8,115        4,675
  Direct product sales .......................          --          599        1,344        4,176
                                                 ---------    ---------    ---------    ---------
   Total cost of revenues ....................      14,226       10,743       58,483       33,801
                                                 ---------    ---------    ---------    ---------
Operating expenses:
  Operations, free service ...................      10,888        1,617       38,311        6,698
   Subscriber acquisition ....................       8,717       16,003      116,461       47,651
  Sales and marketing ........................       3,870        3,348       18,105       11,556
  Product development ........................       2,249        1,809       10,282        7,232
  General and administrative .................       2,902        1,645        9,303        4,615
                                                 ---------    ---------    ---------    ---------
   Total operating expenses ..................      28,626       24,422      192,462       77,752
                                                 ---------    ---------    ---------    ---------
   Loss from operations ......................     (12,559)     (17,110)    (136,907)     (59,552)

Interest income, net .........................         974        1,382        5,509        3,718
                                                 ---------    ---------    ---------    ---------
   Net loss ..................................   $ (11,585)   $ (15,728)   $(131,398)   $ (55,834)
                                                 =========    =========    =========    =========

Basic and diluted net loss per share .........   $   (0.29)                $   (3.39)
                                                 =========                 =========
Pro forma basic and diluted
  net loss per share .........................                $   (0.45)                $   (1.84)
                                                              =========                 =========

Weighted average shares outstanding used
   in net loss per share calculations ........      40,278                    38,747
                                                 =========                 =========
Weighted average shares outstanding used
   in pro forma net loss per share
   calculations ..............................                   34,702                    30,339
                                                              =========                 =========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                             DECEMBER 31, DECEMBER 31,
                                                                2000          1999
                                                             -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents ...............................  $   55,729   $   91,497
  Accounts receivable, net of allowance for
    doubtful accounts of $2,688 and $2,064 at December 31,
    2000 and 1999, respectively ...........................       9,420        4,850
  Prepaid expenses and other current assets ...............       3,141       15,437
                                                             ----------   ----------
   Total current assets ...................................      68,290      111,784

Fixed assets, net .........................................       9,164        5,684
Other assets ..............................................         917          100
                                                             ----------   ----------
   Total assets ...........................................  $   78,371   $  117,568
                                                             ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses ...................  $   29,287   $   28,280
  Current portion of capital lease obligations ............       1,209        1,423
  Deferred revenue ........................................      14,578       14,510
                                                             ----------   ----------
   Total current liabilities ..............................      45,074       44,213

Capital lease obligations .................................         402        1,455
Deferred rent .............................................         150          252
Liabilities expected to be settled with common stock ......       4,000           --


Stockholders' equity:
  Preferred stock--$.01 par value; 5,000,000 shares
    authorized, none issued and outstanding ...............          --           --
  Common stock--$.01 par value; 133,333,334 shares
    authorized, 41,134,350 and 34,833,568 shares issued and
    outstanding at December 31, 2000 and 1999 respectively          411          348
  Additional paid-in capital ..............................     211,550      123,530
  Unearned compensation ...................................        (333)        (745)
  Cumulative translation adjustment .......................          (1)          (1)
  Accumulated deficit .....................................    (182,882)     (51,484)
                                                             ----------   ----------
   Total stockholders' equity .............................      28,745       71,648
                                                             ----------   ----------
   Total liabilities and stockholders' equity .............  $   78,371   $  117,568
                                                             ==========   ==========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED
                                                                 DECEMBER 31,
                                                            ----------------------
                                                              2000         1999
                                                            ---------    ---------
Cash flows from operating activities:
  Net loss ..............................................   $(131,398)   $ (55,834)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization ........................       3,900        2,396
   Stock-based subscriber acquisition ...................       9,092           --
   Amortization of deferred rent ........................         (84)         (66)
   Amortization of unearned compensation ................         212          416
   Changes in operating assets and liabilities:
    Accounts receivable, net ............................      (4,570)      (3,007)
    Prepaid expenses and other current assets ...........      12,296      (15,269)
    Accounts payable and accrued expenses ...............         989       17,368
    Deferred revenue ....................................          68        8,908
                                                            ---------    ---------
     Net cash used in operating activities ..............    (109,495)     (45,088)
                                                            ---------    ---------
Cash flows from investing activities:
  Purchases of fixed assets .............................      (6,895)      (1,359)
  Other assets ..........................................        (817)          82
                                                            ---------    ---------
     Net cash used in investing activities ..............      (7,712)      (1,277)
                                                            ---------    ---------
Cash flows from financing activities:
  Payments on capital lease obligations .................      (1,752)        (816)
  Payments on senior note ...............................          --       (9,129)
  Net proceeds from issuance of redeemable
    convertible preferred stock .........................          --       61,859
  Net proceeds from issuance of common stock ............      81,080       77,285
  Proceeds from issuance of common stock
    in connection with employee stock purchase plan .....       1,166           --
  Proceeds from issuance of common stock
    upon exercise of stock options ......................         945          511
                                                            ---------    ---------
     Net cash provided by financing activities ..........      81,439      129,710
                                                            ---------    ---------
     Net (decrease) increase in cash and cash equivalents     (35,768)      83,345

Cash and cash equivalents, beginning of period ..........      91,497        8,152
                                                            ---------    ---------
Cash and cash equivalents, end of period ................   $  55,729    $  91,497
                                                            =========    =========

Supplemental disclosure of cash flow information:
  Cash paid for interest ................................   $     171    $     370

Supplemental schedule of non cash
  financing activities:
   Capital lease obligations incurred for
    network equipment ...................................   $     485    $   2,635

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         SEQUENTIAL QUARTERLY COMPARISON
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                      THREE MONTHS ENDED
                                                -------------------------------
                                                DECEMBER 31,      SEPTEMBER 30,
                                                    2000              2000
                                                ------------      -------------
Revenues:
  Billable services ....................        $   19,784        $    18,962
  Advertising and transaction fees .....            10,509             11,105
  Direct product sales .................                --                 78
                                                ----------        -----------
   Total revenues ......................            30,293             30,145
                                                ----------        -----------
Cost of revenues:
  Billable services ....................            12,297             12,130
  Advertising and transaction fees .....             1,929              2,174
  Direct product sales .................                --                 74
                                                ----------        -----------
   Total cost of revenues ..............            14,226             14,378
                                                ----------        -----------
Operating expenses:
  Operations, free service .............            10,888             11,773
  Subscriber acquisition ...............             8,717             24,874
  Sales and marketing ..................             3,870              5,010
  Product development ..................             2,249              2,470
  General and administrative ...........             2,902              2,139
                                                ----------        -----------
   Total operating expenses ............            28,626             46,266
                                                ----------        -----------
   Loss from operations ................           (12,559)           (30,499)

Interest income, net ...................               974              1,163
                                                ----------        -----------
   Net loss ............................        $  (11,585)       $   (29,336)
                                                ==========        ===========
Basic and diluted net loss per share ...        $    (0.29)       $     (0.75)
                                                ==========        ===========
Weighted average shares outstanding used
     in basic and diluted per share
     calculations ......................            40,278             38,866
                                                ==========        ===========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
               (IN THOUSANDS, EXCEPT FOR SELECTED SUBSCRIBER DATA)
                                   (UNAUDITED)


EBITDA:                                         THREE MONTHS ENDED
                                          --------------------------------
                                          DECEMBER 31,       SEPTEMBER 30,
                                              2000                2000
                                          ------------       -------------
Net loss ..........................       $   (11,585)       $    (29,336)

     Depreciation and amortization              1,190               1,041
     Noncash subscriber acquisition             1,866              12,535
     Interest income, net .........              (974)             (1,163)
                                          ------------       -------------
          EBITDA ..................       $    (9,503)       $    (16,923)
                                          ===========        ============



SELECTED SUBSCRIBER DATA:               DEC. 31,     SEPT. 30,    JUN. 30,      MAR. 31,     DEC. 31,
-------------------------               --------     ---------    --------      --------     --------
                                          2000         2000         2000         2000          1999
                                          ----         ----         ----         ----          ----
Total registered subscriber accounts
  as of (1) ........................   14,153,000   12,771,000   11,048,000    9,430,000    8,137,000
Active subscriber accounts
   in month ended (2) ..............    4,001,000    3,700,000    3,379,000    3,053,000    2,394,000
Active Web-enabled
   subscribers in month ended (3) ..    3,587,000    3,251,000    2,876,000    2,358,000      771,000
Billable subscription service
   accounts as of (4) ..............      842,000      750,000      730,000      661,000      550,000

---------------------------

(1) Includes all subscriber accounts created since Juno's inception, computed after deduction of any accounts that have since been cancelled, but regardless of current activity, if any.

(2) Encompasses all registered subscriber accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.

(3) Refers to the subset of active subscriber accounts that have been centrally provisioned for, and provided with the client-side software necessary to access, not only e-mail, but also the World Wide Web, regardless of the extent, if any, to which such subscribers have actually used the Web.

(4) Represents the subset of active subscriber accounts that carry a charge for premium functionality.